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                                                                    Exhibit 15.3

                          WESTERN FOREST PRODUCTS INC.

              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

1.    PURPOSE

      The Board of Directors (the "Board") of Western Forest Products Inc. (the "Corporation") has established a Nominating and Corporate Governance Committee (the "Committee") for the following purposes:

      (a) monitoring significant developments in the law and practice of corporate governance and the duties and responsibilities of directors of public corporations;

      (b) developing and recommending to the Board the corporate governance principles of the Corporation and any modification or amendments thereto;

      (c) recommending to the Board appropriate criteria for the selection of new directors and periodically reviewing such criteria and, as necessary, recommending changes thereto;

      (d) making recommendations to the Board with respect to Board size and composition, and assisting the Board in the identification and selection of individuals qualified to become Board members, based on the criteria for selection of new directors adopted from time to time by the Board; and

      (e) recommending such procedures as may be necessary to allow the Board to function independently of management.

      The Committee will also oversee compliance with policies established in respect of corporate governance.

2.    MEMBERS

      Committee members, including the Committee Chair, shall be appointed annually by the Board and shall consist of at least four (4) members of the Board who meet the independence requirements of "National Policy 58-201 - Corporate Governance Guidelines".

3.    DUTIES

      The Committee shall have the following duties:

      (a) Nomination, Composition and Operation of Board: Review and make recommendations to the Board respecting:

            (i)   The constitution of the Board including:

                  - the size and composition of the Board (including recommendations with reference to applicable rules, regulations or guidelines promulgated by regulatory authorities related to corporate governance);

                  - general responsibilities and functions of the Board and its members, including position descriptions for the CEO and the Chair;

                  - the organization and responsibilities of Board committees and position descriptions for the Chair of the Committee; and

                  - the procedures for effective Board meetings so that the Board can function independently of management and without conflicts of interest;

            (ii) The long term plan for the composition of the Board of directors that takes into consideration the current strengths, skills and experience on the Board and the strategic direction of the Corporation. This plan will include:

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                  -     a written outline describing the desired qualifications,
                        demographics, skills and experience for potential directors;

                  - the appropriate rotation of directors on Board committees;

                  - an interview process for potential candidates for Board membership; and

                  -     a list of future candidates for Board membership;

            (iii) When required, a candidate for appointment of the office of Chair of the Board;

            (iv) As required, candidates to fill any Board and Committee vacancies. In making its recommendations for nominees for election as members of the Board, the Committee should consider:

                  - the competencies and skills that the Board considers to be necessary for the Board, as a whole, to possess;

                  - the competencies and skills that the Board considers each existing director to possess; and

                  - the competencies and skills each new nominee will bring to the boardroom and whether the new nominee can devote sufficient time to the Board and the Corporation.

            (v)    At appropriate intervals:

                  - compensation and benefit levels for the directors of the Corporation and its subsidiaries, and

                  - compensation and benefit levels for the Chair of the Board;

            (vi) Annually, together with the Chairs of other Board Committees, the scope, duties and responsibilities of those Committees and when advisable, any amendments thereto, as well as the establishment or disbanding of Board Committees and changes to their composition, including the Chairs thereof;

            (vii) Periodically, directors and officers third-party liability insurance coverage; and

            (viii) The framework for delegating authority from the Board to management.

      (b) Governance Processes: The Committee will review, approve and report to the Board on:

            (i) Corporate governance in general and regarding the Board's stewardship role in the management of the Corporation; including the role and responsibilities of directors and appropriate policies and procedures for directors to carry out their duties with due diligence and in compliance with all legal and regulatory requirements;

            (ii) The orientation process for new directors and plans for the ongoing development of existing Board members;

            (iii) The establishment of appropriate processes for the regular evaluation of the effectiveness of the Board, its committees and its members;

            (iv) Annually, in conjunction with the Chair of the Board, the performance of individual directors, the Board as a whole, and Committees of the Board;

            (v) Annually, the performance evaluation of the Chair of the Board and the Chair of each Board Committee;

            (vi) Together with the Chair of the Board (where appropriate), address concerns of individual directors about matters that are not readily or easily discussed at full Board meetings; and

            (vii) The corporate governance disclosure section in the Corporation's annual report, and any other corporate governance matters required by public disclosure requirements.

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      (c)   Recommend for adoption an Employee Code of Conduct, oversee compliance with the Corporation's Employee Code of Conduct, authorize any waiver granted in connection with this policy, and confirm with management the appropriate disclosure of any such waiver.

      (d) Oversee compliance with the Corporation's Communications Policy and the Corporation's Insider Trading Policy. Authorize any waiver granted in connection with such policies, and confirm with management the appropriate disclosure of any such waiver.

      (e) Recommend for adoption a Code of Business Conduct and Ethics (the "Code"), oversee compliance with the Code and monitor compliance. Authorize any waiver granted in connection with this policy, and oversee the appropriate disclosure of any such waiver. Cause an investigation of any reported violations of the Code to be undertaken and oversee an appropriate response being taken to any violation of the Code.

4.    CHAIR

      The Board will in each year appoint the Chair of the Committee from among the members of the Committee. In the Chair's absence, or if the position is vacant, the Committee may select another member as Chair. The Chair will have the right to exercise all powers of the Committee between meetings but will attempt to involve all other members as appropriate prior to the exercise of any powers and will, in any event, advise all other members of any decisions made or powers exercised.

5.    MEETINGS

      The Committee will meet at the request of its Chair, but in any event will meet when required to consider matters referred to it by the Board. Notices calling meetings will be sent to all Committee members. The Chair of the Committee shall develop and set the Committee's agenda, in consultation with the other members of the Committee. Each member of the Committee is free to suggest the inclusion of items on the agenda. The agenda and information concerning the business to be conducted at each Committee meeting shall be distributed to the members of the Committee in advance of each meeting to permit meaningful review.

6.    QUORUM

      A majority of members of the Committee, present in person, by teleconference, or by videoconference will constitute a quorum.

7.    REMOVAL AND VACANCY

      A member may resign from the Committee, and may also be removed and replaced at any time by the Board, and will automatically cease to be a member as soon as the member ceases to be a director. The Board will fill vacancies in the Committee by appointment from among the directors of the Board in accordance with Section 2 of this Charter. Subject to quorum requirements, if a vacancy exists on the Committee, the remaining members will exercise all its powers.

8.    EXPERTS AND ADVISORS

      In order to carry out its duties, the Committee may retain or appoint, at the Corporation's expense, such independent counsel and other experts and advisors as it deems necessary. The Committee shall provide notice to the Chair of the Board of its actions in this regard.

9.    ACCESS

      The Committee may have access to and direct contact with any employee, contractor, supplier, customer or other person that is engaged in any business relationship with the Corporation to confirm information or to investigate any matter within the mandate of the Committee.

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10.   SECRETARY AND MINUTES

      The Chair of the Committee shall appoint a secretary for each meeting to keep minutes of such meeting. The minutes of the Committee will be in writing and duly entered into the books of the Corporation. The minutes of the Committee will be circulated to all members of the Board, redacted as may be determined necessary by the Chair to remove any sensitive personnel information not otherwise material to the Board.

11.   GENERAL

      The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

Dated as of May 6, 2005